Filed Pursuant to Rule 433 Dated June 30, 2021
Registration No. 333-228614

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index Due July 7, 2025
Term Sheet to the Pricing Supplement dated June 30, 2021
Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 48 months (unless earlier called)
Market Measure	S&P 500® Index (the “Reference Asset”) (Bloomberg Ticker: SPX)
Pricing Date	June 30, 2021*
Trade Date	June 30, 2021*
Issue Date	July 6, 2021*
Principal Amount	$1,000 per Security
Original Offering Price	100% of the Principal Amount of each Security
Automatic Call Feature
If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	July 6, 2022; July 6, 2023; July 8, 2024 and June 27, 2025
Call Settlement Dates	Five business days after the applicable Call Date (if the Securities are called on the last Call Date, the Call Settlement Date will be the Maturity Date)
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Maturity Date	July 7, 2025
Starting Level	4,297.50
Ending Level	The Closing Level of the Reference Asset on the Final Calculation Day
Threshold Level	3,867.75, which is equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage.
Threshold Percentage	10%
Percentage Change
The percentage increase or decrease in the Ending Level from the Starting Level. The Percentage Change may reflect a positive return (based on any increase in the level of the Index over the term of the Securities) or a negative return (based on any decrease in the level of the Index over the term of the Securities)

Final Calculation Day	June 27, 2025
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount
2.825% of which dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of 1.75%, and WFA will receive a distribution expense fee of 0.075%. In respect of certain Securities sold in this offering, we will also pay a fee of up to   $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP/ISIN	064159W36 / US064159W362
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC
* Delivery of the Securities will be made against payment therefor on the 4th business day following the Trade Date (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 4 business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement
Investment Description

●	Linked to the S&P 500® Index
●
Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Reference Asset.

●
Call Feature. If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called, and on the related Call Settlement Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium
July 6, 2022	4.50% of the Principal Amount
July 6, 2023	9.00% of the Principal Amount
July 8, 2024	13.50% of the Principal Amount
June 27, 2025 (the “Final Calculation Day”)	18.00% of the Principal Amount

●
Redemption Amount at Maturity. If the Securities are not automatically called on any Call Date (including the Final Calculation Day), the Redemption Amount at Maturity will be based upon the Closing Level of the Reference Asset on the Final Calculation Day and could be equal to or less than the Principal Amount per Security as follows:

o	If the Ending Level is less than the Starting Level but not by more than 10.00% (the Percentage Change is zero or negative but not below -10.00%):
You will be repaid the Principal Amount;
o	If the Ending Level is less than the Starting Level by more than 10.00% (the Percentage Change is negative and below -10.00%):
Principal Amount + [Principal Amount × (Percentage Change +Threshold Percentage)]
In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10%.
●	Investors may lose up to 90.00% of the Principal Amount.
●	Any positive return on the Securities will be limited to the applicable Call Premium.
●
All payments on the Securities are subject to the credit risk of the Bank, and you will have no right to any securities tracked by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose your entire investment.

●	No periodic interest payments or dividends.
●	No exchange listing; designed to be held to maturity.

The estimated value of the Securities as determined by the Bank as of the Pricing Date is $959.74 per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

This term sheet should be read in conjunction with the pricing supplement, product prospectus supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile
The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Closing Level of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Calculation Day), based on the Call Premiums and the Threshold Level, which is equal to 90.00% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level; and (iv) whether you hold your Securities to maturity or an earlier automatic call.

Hypothetical Returns
If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Payment per Security on related Call Settlement Date	Pre-tax total rate of return
1st Call Date	$1,045.00	4.50%
2nd Call Date	$1,090.00	9.00%
3rd Call Date	$1,135.00	13.50%
4th Call Date	$1,180.00	18.00%
Each Security has a Principal Amount of $1,000.

If the Securities are not automatically called:

Hypothetical Ending Level	Hypothetical Percentage Change	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
3,800.00	-5.00%	$1,000.00	0.00%
3,600.00	-10.00%	$1,000.00	0.00%
3,560.00	-11.00%	$990.00	-1.00%
3,200.00	-20.00%	$900.00	-10.00%
3,000.00	-25.00%	$850.00	-15.00%
2,000.00	-50.00%	$600.00	-40.00%
1,000.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

Assumes a hypothetical Starting Level of 4,000.00. The actual Starting Level is 4,297.50. Each Security has a Principal Amount of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
July 6, 2022	4.50% of the Principal Amount	$1,045.00
July 6, 2023	9.00% of the Principal Amount	$1,090.00
July 8, 2024	13.50% of the Principal Amount	$1,135.00
June 27, 2025*	18.00% of the Principal Amount	$1,180.00
The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.
* This is also the Final Calculation Day.
How the Redemption Amount at Maturity is Calculated

If the Closing Level of the Reference Asset is less than the Starting Level on each of the four Call Dates, the Securities will not be automatically called, and on the Maturity Date you will receive a Redemption Amount at Maturity per Security determined as follows:

●	If the Ending Level is less than the Starting Level and greater than or equal to the Threshold Level, the Redemption Amount at Maturity will equal: $1,000; or

●	If the Ending Level is less than the Threshold Level, the Redemption Amount at Maturity will equal:
Principal Amount + [Principal Amount x (Percentage Change + Threshold Percentage)]
In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10.00%.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset significantly exceeds the Starting Level on the applicable Call Date. You will not participate in any appreciation of the Reference Asset beyond the applicable Call Premium. If the Securities are not automatically called on any Call Date and the Ending Level is less than the Threshold Level, you will receive less, and possibly 90.00% less, than the Principal Amount of your Securities at maturity.
S&P 500® Index Daily Closing Levels*

*The graph above illustrates the performance of the Reference Asset from January 1, 2016 through June 30, 2021. The dotted line represents the  Threshold Level of 3,867.75, which is equal to 90.00% of 4,297.50, which was the Closing Level of the Reference Asset on June 30, 2021. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
●
Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 10.00%. If the Percentage Change is negative by more than 10.00%, meaning the Ending Level is less than the Threshold Level, you will lose a significant portion of your initial investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. Accordingly, if the Securities are not automatically called, you may lose up to 90.00% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 10.00%.

●	The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity.
●	The Potential Return On The Securities Is Limited To The Call Premium.
●	You Will Be Subject To Reinvestment Risk.
●	No Interest: The Securities Do Not Bear Interest and, Accordingly, You Will Not Receive Any Interest Payments on the Securities.
●	The Securities Differ from Conventional Debt Instruments.
●	Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks.
●	No Assurance that the Investment View Implicit in the Securities Will Be Successful.
●	The Securities are Subject to Market Risk.
●	The Reference Asset Reflects Price Return Only and Not Total Return.
●	Past Performance is Not Indicative of Future Performance.
●	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and the Amount Payable on, the Securities.
●	The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests.
●
Hedging Activities by the Bank and/or the Underwriters may Negatively Impact Investors in the Securities and Cause our Respective Interests and Those of our Clients and Counterparties to be Contrary to Those of Investors in the Securities.

●	Market Activities by the Bank or the Underwriters for Their own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities.
●
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Reference Asset Constituent Stock Issuers.

●	Other Investors in the Securities May Not Have the Same Interests as You.
●	The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs.
●
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or The Sponsor and the Bank, Scotia Capital (USA) Inc., Our Other Affiliates or, Except to the Extent Their Parent’s Common Stock is Included in the Reference Asset, Wells Fargo Securities, LLC or its Affiliates, and None of the Bank, the Underwriters or Any of Their Respective Affiliates Are Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or The Sponsor

●
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You.

●	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices.
●	The Bank's Estimated Value of the Securities is Lower Than the Original Offering Price of the Securities.

●	The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates.
●	The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt.
●	If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner.
●	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price.
●	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.
●	The Securities Lack Liquidity.
●	Your Investment is Subject to the Credit Risk of the Bank.
●	The COVID-19 Virus May Have an Adverse Impact on the Bank.
●
Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

Not suitable for all investors
Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.
The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Not a research report
This material is not a product of the Bank’s research department.
Consult your tax advisor
Investors should review carefully the pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
“S&P 500®” is a trademark of S&P Dow Jones Indices LLC and has been licensed for use by the Bank. The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC and S&P Dow Jones Indices LLC makes no representation regarding the advisability of investing in the Securities.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.